Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 1, 2026, with respect to the consolidated financial statements included in the Annual Report of Regis Corporation on Form 10-K for the year ended June 30, 2026. We consent to the incorporation by reference of said report in the Registration Statements of Regis Corporation on Forms S-3 (File Nos. 333-125631, 333-116170, 333-102858, 333-100327, 333-87482, 333-72200, 333-57092,333-51094, 333-31874, 333-90809, 333-89279 and 333-78793) and on Forms S-8 (File Nos. 333-293232, 333-283044, 333-228055, 333-214270, 333-214269, 333-170517, 333-163350, 333-123737 and 333-88938).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
September 1, 2026